FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                            ARTWORK AND BEYOND, INC.

             (Exact name of registrant as specified in its charter)

DELAWARE                                                11-3507594
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(State of incorporation or organization)       (I.R.S. Employer Identification)

331 DANTE COURT, HOLBROOK, NEW YORK                         11741
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(Address of principal executive offices)                  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered

NONE
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A (c), check the following box [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [x]

Securities Act registration statement file number to which this form relates:
333-59726

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK         .001 PAR VALUE
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                                (Title of class)


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                                (Title of class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

           The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

           We are authorized to issue up to 20,000,000 shares of common stock, $.001 par value per share, of which 9,671,664 shares were issued and outstanding. Our certificate of incorporation authorizes 1,000,000 shares of "blank check" preferred stock, none of which are outstanding.

COMMON STOCK

           Subject to the rights of holders of preferred stock in the future, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversions or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

           Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

PREFERRED STOCK

           The Preferred Stock is not included in this registration statement. None of the 1,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

ITEM 2.  EXHIBITS.

3.1        Restated Certificate of Incorporation

3.2        By-laws

The above were filed as exhibits to Registration Statement No. 333-59726 filed with the Securities and Exchange Commission and incorporated herein by reference.


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                   Artwork and Beyond, Inc.

                                                   By:  /S/ HOWARD BLUM
                                                        ------------------------
                                                        Howard Blum, President

Dated:     December 22, 2002





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